Delaware PAGE 1
first State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "CARDIMA, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF JUNE, A.D. 2007, AT 2:52 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 5727364 DATE: 06-04-07

CERTIFICATE OF ELIMINATION

OF

SERIES A PARTICIPATING PREFERRED STOCK

Pursuant to Section 151(g)

Of the General Corporation Law

Of the State of Delaware

The undersigned, Cardima, Inc., a Delaware corporation (the "Corporation "), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, for the purposes of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations of the Series A Participating Preferred Stock (the "Preferred Stock ") of the Corporation filed with the Secretary of State of the State of Delaware on May 21, 2002 (the "Certificate of Designations ") with respect to the Preferred Stock, par value $0.001 per she (the "Preferred Stock "), of the Corporation, hereby certifies that:

In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Preferred Stock:

WHEREAS, none of the authorized shares of Preferred Stock are issued or outstanding and no shares of Preferred Stock shall hereafter be issued pursuant to the Certificate of Designations.

NOW THEREFORE BE IT RESOLVED that, in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the shares of the Corporation's Preferred Stock previously covered by the Certificate of Designations shall resume the status which they had prior to the adoption of the Certificate of Designations.

RESOLVED that the officers of the Corporation shall be and each of them is authorized and directed to prepare, execute and file or cause to be filed with the Secretary of State of the State of Delaware, in the name and on behalf of the Corporation, a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware to effect the elimination from the Certificate of Incorporation of all matters set forth in the Certificate of Designations with respect to the Preferred Stock, and such other certificates and documents as may be required.

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set out in the foregoing Certificate are true of his own knowledge and that the foregoing Certificate has been duly adopted by the Corporation's Board of Directors in accordance with the General Corporation Law of the State of Delaware.

Executed at Fremont, California, on June 1, 2007.

CARDIMA, INC.

By:	/s/
Name: Gabriel B.Vegh Title: Chief Executive Officer